UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 9, 2017
Date of Report (Date of earliest event reported)

URANIUM ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	001-33706	98-0399476
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1030 West Georgia Street, Suite 1830 Vancouver, British Columbia	V6E 2Y3
(Address of principal executive offices)	(Zip Code)

(604) 682-9775
Registrant's telephone number, including area code

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Section 1 - Registrant's Business and Operations

Item 1.01        Entry into a Material Definitive Agreement.

On May 9, 2017, Uranium Energy Corp. (the "Company") entered into a share purchase agreement (the "SPA") with Pacific Road Capital A Pty Ltd., as trustee for Pacific Road Resources Fund A, a trust governed by the laws of Australia ("Fund A"), Pacific Road Capital B Pty Ltd., as trustee for Pacific Road Resources Fund B, a trust governed by the laws of Australia ("Fund B"), and Pacific Road Holdings S.à.r.l., a company governed by the laws of Luxembourg ("Luxco"; and collectively with Fund A and Fund B are referred to as the "Pacific Road Funds") to acquire from the Pacific Road Funds and Bayswater Holdings Inc., a corporation governed by the laws of the Province of British Columbia ("BHI") and a wholly-owned subsidiary of Bayswater Uranium Corporation, a corporation governed by the laws of the Province of British Columbia and listed on the TSX Venture Exchange, all of the issued and outstanding shares (the "Purchased Shares") of Reno Creek Holdings Inc. ("RCHI") and, indirectly thereby, 100% of its fully permitted Reno Creek in-situ recovery uranium project located in the Powder River Basin, Wyoming.

Pursuant to the terms of the SPA, the closing of the purchase and sale of the Purchased Shares will occur on such day which is five calendar days following the receipt of the U.S. Nuclear Regulatory Agency approval of the change of control of RCHI (the "Closing Date"), or on such earlier or later Closing Date as may be agreed to in advance by the parties, whereby the Company will be required to provide to:

(a)       the Pacific Road Funds, in exchange for 97.27% of the Purchased Shares, the following:

(i)       14,000,000 shares of common stock of the Company ("UEC Shares");

(ii)      11,000,000 common share purchase warrants of the Company (each, a "Warrant"), with each Warrant entitling the holder to acquire one share of common stock of the Company (a "Warrant Share") at an exercise price of $2.30 per Warrant Share for a period of five years from the Closing Date. The Warrants contain an accelerator clause which provides that, in the event that the closing price of UEC Shares on its principally traded exchange is equal to or greater than $4.00 per UEC Share for a period of 20 consecutive trading days, the Company may accelerate the expiry date of the Warrants to within 30 days of the date the holder receives an acceleration notice from the Company; and

(iii)     a 0.5% net profits interest royalty, capped at $2.5 million; and

(b)       BHI, in exchange for 2.73% of the Purchased Shares the following:

(i)       392,927 UEC Shares;

(ii)      308,728 Warrants on the same terms and conditions as the Warrants to be issued to Pacific Road Funds; and

(iii)     at BHI's election, either (A) a 0.01403% net profits interest royalty, capped at $70,165.50; or (B) $2,807 at the Closing Date.

The Company will be acquiring the 2.73% of the Purchased Shares owned by BHI pursuant to certain 'drag along' rights contained in the shareholders agreement between the shareholders of RCHI.

Pursuant to the SPA, the Pacific Road Funds and any affiliate thereof that receives UEC Shares at closing agrees, until the earlier of: (i) the date that is two years following the Closing Date; and (ii) the date that the Pacific Road Funds and any affiliates thereof hold, in the aggregate, five percent (5%) or less of the issued and outstanding UEC Shares:

(a)       not to privately sell the UEC Shares it holds without first providing the Company ten business days to privately place such UEC Shares to establish a sale price, failing which the seller may sell such UEC Shares for the next 30 business days without any limitation or restriction, provided that, any sale is subject to the prior written consent of the Company, which may be unreasonably withheld;

(b)       not to sell any UEC Shares representing more than 10% of the five-day average trading volume of UEC Shares traded on its principal exchange in any given day by all the Pacific Road Funds;

(c)       not to dispose of any UEC Shares (directly or indirectly) it holds for a period of 30 days after the Company has notified it in writing that the Company is in the process of completing any equity financing (such restriction being applicable only three times per year); and

(d)       not to solicit proxies in connection with any meeting of holders of the Company's securities, initiate any shareholder proposal or takeover bid for securities of the Company or otherwise attempt to cause a change of control of the Company.

In addition, pursuant to the SPA, the Company has provided each of the Pacific Road Funds and BHI with certain registration rights respecting the UEC Shares and the Warrant Shares to be issued by the Company on the Closing Date and, accordingly, the Company presently plans to file a Form S-3 selling shareholder registration with the SEC in order to register all such securities within approximately 30 calendar days from the Closing Date.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URANIUM ENERGY CORP.
DATE: May 12, 2017.	By: /s/ Pat Obara Pat Obara, Secretary, Treasurer, and Chief Financial Officer

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